Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-186849) pertaining to the Philips North America Nonqualified Stock Purchase Plan (2017), as amended, the Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) of Koninklijke Philips N.V. (2018), the Global Philips Performance Share Plan applicable to the Board of Management of Koninklijke Philips N.V. (2018), the Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (2018), the Global Philips Restricted Share Rights Plan applicable to non-executives) (excluding Executive Committee) of Koninklijke Philips N.V. (2018), the Global Philips Restricted Share Rights Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (2018), Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) of Koninklijke Philips N.V. (2020), Global Philips Performance Share Plan applicable to the Board of Management of Koninklijke Philips N.V. (2020), and Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (2020), of our reports dated February 23, 2021, with respect to the consolidated financial statements of Koninklijke Philips N.V., and the effectiveness of internal control over financial reporting of Koninklijke Philips N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants LLP

Amsterdam, the Netherlands

February 23, 2021